Exhibit 99.1
--------------------------------------------------------------------------------
CompuCom


FOR IMMEDIATE RELEASE
Contact:  Scott Greenwald
CompuCom Systems, Inc.
sgreenwa@compucom.com
972.856.3465


                    CompuCom Reports 1st Quarter 2004 Results

         Dallas, TX, April 28, 2004 - CompuCom Systems, Inc. (Nasdaq:CMPC), a national leader in helping companies plan, implement and manage multi-vendor, industry standard computing environments, today announced operating results for the first quarter ended March 31, 2004. First quarter 2004 net earnings were $1.71 million, or $.03 diluted earnings per share, on revenue of $300.0 million. This compares to first quarter 2003 net earnings of $3.35 million, or $.06 diluted earnings per share, on revenue of $330.3 million.

         J. Edward Coleman, CompuCom's chairman, president and chief executive officer, commented on today's announcement. "CompuCom delivered mixed results for the quarter. Fueled by significant growth in IT services and software license management, we continued our steady shift to a service-led business model, with services now representing 26% of our revenue and 65% of our gross margin dollars. These percentages represent substantial gains from the year ago period and are the highest in our company's history. The importance of this strategic shift continues to be underscored by the relative softness and gross margin pressure we experienced in our hardware resale business, particularly among our large enterprise clients."

         "Our cash balance grew to almost $90 million by the end of the quarter," said M. Lazane Smith, CompuCom's senior vice president and chief financial officer. "In addition, the continued strength of our balance sheet is evidenced by the growth in working capital to $150 million, reflecting an increase for the ninth consecutive quarter."

         Service revenue was $79.2 million, up 8.7% compared to the first quarter 2003, when service revenue was $72.9 million. The growth in the service business was primarily related to strength in our core IT services as well as an increase in software-related service revenue. As a percentage of total revenue, service revenue grew to 26.4%, representing the highest percentage in CompuCom's history. Product revenue was $220.8 million, representing a decline of 14.2% when compared to the same period in 2003. The decline in product revenue was primarily due to lower hardware sales, which were down 16.6%.

         Gross margin as a percentage of revenue was 13.3% compared to 13.4% in the first quarter 2003 and 10.9% in the fourth quarter 2003. Service gross margin as a percentage of service revenue was 33.0%, up from 31.0% in the same period in 2003 and 30.0% in the fourth quarter 2003. Service gross margin dollars were $26.2 million, representing an increase of 16.0% over the same period in 2003 and 9.4% over the fourth quarter 2003. Service gross margin dollars as a percentage of total gross margin dollars reached an all-time high of 65.4%, representing a significant increase over the levels achieved in the

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first  quarter  of 2003 of 50.9%  and the  fourth  quarter  2003 of  52.8%.  The strength in service gross margin dollars primarily resulted from the increased services related to software license sales as well as growth in IT outsourcing and system integration services. Product gross margin as a percentage of product revenue was 6.3% compared to 8.5% in the first quarter of 2003 and 6.4% in the fourth quarter of 2003. The first quarter year over year decline in product gross margin percent was primarily due to lower vendor incentive dollars as a percentage of revenue, more aggressive pricing and a slightly higher mix of software-related sales.

         Management from CompuCom Systems, Inc. will host a conference call on April 28 at 7:30 a.m. EDT to discuss the results of the first quarter 2004. To access the conference call, please visit the Company's web site at www.compucom.com or dial 800/875-6883 and reference conference ID No. 6961462.


About CompuCom Systems, Inc.
CompuCom Systems, Inc. (Nasdaq:CMPC), headquartered in Dallas, Texas, is a national leader in helping companies plan, implement and manage multi-vendor, industry standard computing environments. CompuCom's clients include Fortune 1000 enterprises, vertical industry leaders, major technology equipment providers, leading edge systems integrators and wireless technology providers. CompuCom is accessible via the Internet at www.compucom.com.

         This press release contains certain forward-looking statements based on the Company's beliefs and expectations as of the date of this release regarding revenues, gross margin, operating and financing expense, earnings, growth rates and certain business trends that involve risks and uncertainties that could cause actual results to differ materially from the results discussed herein. Specifically, the following trends may not continue: the ability to grow service revenue and gross margins; declines in product revenue and product gross margin may continue and may be greater than anticipated; the ability to continue to decrease costs; the ability to improve operational efficiency; the ability to grow service gross margin dollars and service gross margin dollars as a percentage of total gross margin dollars; the ability to continue to improve the balance sheet; the ability to win new clients; the expansion of the services the Company provides may not be as broad as the Company currently expects or widely accepted by clients; the manufacturers who use the Company's direct services may elect not to use those services. Other factors that could cause actual results to differ materially are: competitive pricing and supply; the long-term effect

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of the Hewlett Packard acquisition of Compaq;  lower demand than anticipated for the products and services the Company sells; the impact of the manufacturer's shift to direct marketing programs may be more significant than anticipated; changes to manufacturers' and suppliers' pricing, price protection, rebate and incentive programs; short-term interest rate fluctuations; general economic conditions including uncertainty created by military action; employee turnover; potential impact of litigation; and the ability to collect trade and vendor accounts receivable, as well as the risks and uncertainties set forth from time to time in CompuCom's Annual Report on Form 10-K and other public filings and disclosures. Readers should refer to those documents and should not place undue reliance on these forward-looking statements.


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                             COMPUCOM SYSTEMS, INC.
                      CONDENSED COMPARATIVE FINANCIAL DATA
               (All amounts in thousands except per share amounts)
                                   (unaudited)

                                                              Three Months Ended March 31,
                                                               2004                  2003
                                                        --------------------  -------------------
Revenue:
     Product                                                      $ 220,788            $ 257,418
     Service                                                         79,230               72,879
                                                        --------------------  -------------------
       Total revenue                                                300,018              330,297
                                                        --------------------  -------------------

Gross Margin:
     Product                                                         13,858               21,800
     Service                                                         26,179               22,573
                                                        --------------------  -------------------
       Total gross margin                                            40,037               44,373
                                                        --------------------  -------------------

Gross Margin Percentage:
     Product                                                           6.3%                 8.5%
     Service                                                          33.0%                31.0%
                                                        --------------------  -------------------
       Total gross margin percentage                                  13.3%                13.4%

Operating expenses:
     Selling                                                         10,968               10,659
     Service                                                          9,427                9,251
     General and administrative                                      13,434               14,616
     Depreciation and amortization                                    3,414                4,180
                                                        --------------------  -------------------
       Total operating expenses                                      37,243               38,706
                                                        --------------------  -------------------

Earnings from operations                                              2,794                5,667

Financing expenses, net                                                (63)                   85
                                                        --------------------  -------------------

Earnings before income taxes                                          2,857                5,582

Income taxes                                                          1,143                2,233
                                                        --------------------  -------------------

Net earnings                                                        $ 1,714              $ 3,349
                                                        ====================  ===================

Basic and diluted earnings per common share                           $ .03                $ .06

Average common shares outstanding:
     Basic                                                           50,134               49,308
     Diluted                                                         52,486               51,150


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                             COMPUCOM SYSTEMS, INC.
                              SUMMARY BALANCE SHEET
                           (All amounts in thousands)
                                   (unaudited)



                                                     March 31,                 December 31,
                                                       2004                        2003
                                                --------------------        --------------------
Cash and cash equivalents                                $   89,565                  $   81,145

Receivables                                                 141,550                     213,119

Inventories                                                  28,335                      35,612

Other current assets                                          4,731                       4,252

                                                --------------------        --------------------
     Total current assets                                   264,181                     334,128

Property and equipment, net                                  18,973                      19,134

Other assets                                                106,790                     107,458

                                                --------------------        --------------------
Total assets                                            $   389,944                 $   460,720
                                                ====================        ====================



Accounts payable                                         $   68,171                 $   105,344

Accrued liabilities                                          45,950                      81,800

                                                --------------------        --------------------
     Total current liabilities                              114,121                     187,144

Deferred income tax liability                                 2,478                       2,008

Stockholders' equity                                        273,345                     271,568

                                                --------------------        --------------------
Total liabilities and stockholders' equity              $   389,944                 $   460,720
                                                ====================        ====================

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